Exhibit 99.1

AVEO Announces Exclusive Worldwide License Agreement for the Development and Commercialization of AV-380 and Related Antibodies

CAMBRIDGE, Mass. – August 17, 2015 – AVEO Oncology (NASDAQ:AVEO) today announced an exclusive, worldwide license agreement with Novartis for the development and commercialization of AVEO’s first-in-class, potent, humanized inhibitory antibody targeting growth differentiation factor 15 (GDF15), AV-380, and related antibodies, including modified or derivative forms of any such antibody (the “Product”).

Under the terms of the agreement, AVEO will receive an upfront payment of $15 million and will be eligible to receive reimbursement, clinical, sales and regulatory-based milestone payments totaling $311 million assuming successful advancement of the Product. AVEO will also be eligible to receive tiered royalties on product sales ranging from high single digits to a low double-digit. Novartis will be responsible for all clinical development, manufacturing and commercialization activities and costs associated with the Product.

“AV-380 holds great promise as a potential treatment for cachexia secondary to multiple disease states, including cancer, chronic kidney disease, congestive heart failure and chronic obstructive pulmonary disease,” said Michael Bailey, AVEO’s president and chief executive officer. “Novartis brings resources and expertise to bear on advancing this program, which we believe provides the optimal path forward toward realizing its full potential.”

About Cachexia and GDF15

Cachexia is a complex metabolic syndrome associated with malnutrition and severe involuntary weight loss due to the loss of muscle and fat tissue, as well as the clinical manifestation of anemia, inflammation and suppression of immune functions. Cachexia is a serious and common complication in patients with advanced cancer and other chronic diseases. It affects some five million individuals in the United States¹.

GDF15 is a pro-inflammatory cytokine whose elevated circulating levels have been correlated with cachexia in cachectic cancer patients and several animal models of cancer cachexia. Current evidence suggests that a pro-inflammatory state may be responsible for many of the symptoms associated with cachexia. Preclinical data show that inhibition of GDF15 results in a switch from catabolism to anabolism, suggesting that GDF15 inhibition with AV-380 may reverse the effects of cachexia.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

AVEO Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about the expected benefits of AVEO’s agreement with Novartis, the amount, timing and potential receipt of payments under the Novartis agreement and AVEO’s clinical development plans for tivozanib in renal cell and colorectal cancer. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to maintain its agreement with Novartis; AVEO’s ability, and the ability of any licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

References

[1]	Morley et al. Cachexia: pathophysiology and clinical relevance. Am J Clin Nutr 2006;83:735–43.

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

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